Exhibit 99.1

FOR IMMEDIATE RELEASE

Valassis Announces Results for the Third Quarter Ended Sept. 30, 2013

LIVONIA, Mich., Oct. 24, 2013: Valassis (NYSE: VCI) today announced financial results for the third quarter ended Sept. 30, 2013. Third-quarter 2013 revenues were $489.4 million, a decrease of 6.6% from $523.8 million in the prior year quarter. This decrease was due primarily to an anticipated decline in revenues in the Neighborhood Targeted segment resulting from the change in certain client contracts to a fee-based media placement model, as well as the discontinuance of the sampling and solo direct mail products. Without the effect of these changes, third-quarter 2013 adjusted revenues* increased 4.3%.

Third-quarter 2013 net earnings were $27.7 million, which included $0.6 million of restructuring costs, net of tax, a decrease of 24.5% from $36.7 million in the prior year quarter, which included a favorable income tax adjustment of $5.0 million resulting from the expiration of certain tax reserves. Excluding these restructuring costs and favorable tax adjustment, third-quarter 2013 adjusted net earnings* were $28.3 million and third-quarter 2012 adjusted net earnings* were $31.7 million.

Third-quarter 2013 diluted earnings per share (EPS) was $0.70, which included the negative impact of the aforementioned restructuring costs of $0.02, a decrease of 22.2% from $0.90 in the prior year quarter, which included the positive impact of the aforementioned income tax adjustment of $0.12. Excluding these adjustments, third-quarter 2013 adjusted diluted EPS* was $0.72 and third-quarter 2012 adjusted diluted EPS* was $0.78. Third quarter adjusted EBITDA* was $65.3 million, a decrease of 13.2% from $75.2 million in the prior year quarter.

“Given our year-to-date results, I recognize a clear need for change. We are executing our plan to strategically refocus, restructure and right-size our company,” said Rob Mason, Valassis President and Chief Executive Officer. “We project this plan will deliver approximately $28 million in annualized cost savings, putting our company in a better position to jumpstart and accelerate growth moving forward.”

Some additional highlights include:

•	Selling, General and Administrative (SG&A) Costs: Third-quarter 2013 SG&A costs were $74.6 million (including $0.7 million in restructuring costs), compared to the prior year quarter SG&A costs of $73.4 million.

•	Capital Expenditures: Capital expenditures for third-quarter 2013 were $4.3 million.

•	Return of Capital: During third-quarter 2013, we returned approximately $18.6 million to shareholders through a combination of stock repurchases and the payment of a cash dividend. Under our stock repurchase program, we repurchased $6.9 million or 242,712 shares of our common stock, at an average price of $28.49 per share. We paid a cash dividend of $0.31 per share of common stock, for a total of approximately $11.7 million.

•	Liquidity:

•	We reduced total debt by $28.6 million during third-quarter 2013 (including voluntary payments/repurchases of $21.1 million), and we ended the quarter with net debt (total debt less cash) of $461.4 million.

•	At Sept. 30, 2013, we had $75.0 million in cash.

Outlook

Based on our current performance and outlook, we are revising our full-year 2013 guidance as follows:

•	diluted earnings per share (EPS) of between $2.74 and $2.84 (previously between $3.05 and $3.20),

•	adjusted EBITDA* of between $270.0 million and $275.0 million (previously between $290.0 million and $300.0 million), and

•	capital expenditures of approximately $20 million (previously approximately $25 million).

2013 Planned Uses of Cash:

•	Stock repurchase program: We assume the use of approximately 35-40% of free cash flow* for stock repurchases during 2013. Our stock repurchase program does not obligate us to acquire any particular amount of shares of common stock, and may be modified or suspended at any time at our discretion.

•	Quarterly dividend: Pursuant to our cash dividend policy, we intend to pay a quarterly cash dividend to holders of our common stock. The dividend for the quarter ended Sept. 30, 2013 was $0.31 per share of common stock.

Business Segment Discussion

•	Shared Mail: Revenues for the third quarter of 2013 were $342.5 million, an increase of 3.3% compared to the prior year quarter, driven by increases in packages, postage, the variable data postcard and distribution alliances. Segment profit for the quarter was $47.5 million, a decrease of 9.2% compared to the prior year quarter. The decline in segment profit was driven primarily by changes in volume mix and continued softness in wrap revenues, which offset gains from the variable data postcard and distribution alliances.

•	Free-standing Inserts (FSI): Revenues for the third quarter of 2013 were $75.5 million, an increase of 4.6% compared to the prior year quarter, primarily driven by an increase in page volume. Segment profit for the quarter was $7.7 million, an increase of 1.3% compared to the prior year quarter, primarily driven by an increase in volume, offset by client mix and price.

•	Neighborhood Targeted: Revenues for the third quarter of 2013 were $23.7 million, a decrease of 68.7% compared to the prior year quarter, primarily due to the change in certain client contracts to a fee-based media placement model. Segment loss for the quarter was $2.1 million compared to segment loss in the prior year quarter of $1.1 million, due primarily to continued margin pressure.

•	International, Digital Media & Services (IDMS): Revenues for the third quarter of 2013 were $47.7 million, an increase of 7.4% compared to the prior year quarter, driven by increased coupon clearing volumes and growth in our in-store business. Segment loss for the quarter was $2.4 million, compared to segment profit of $0.1 million in the prior year quarter, primarily due to losses associated with our in-store and digital businesses.

Segment Results Summary

	Three Months Ended Sept. 30,
Segment Revenues ($ in millions)	2013	2012	% Change
Shared Mail	$342.5	$331.4	3.3%
Free-standing Inserts	$75.5	$72.2	4.6%
Neighborhood Targeted	$23.7	$75.8	-68.7%
International, Digital Media & Services	$47.7	$44.4	7.4%
Total Segment Revenues	$489.4	$523.8	-6.6%

	Three Months Ended Sept. 30,
Segment Profit (Loss) ($ in millions)	2013	2012	% Change
Shared Mail	$47.5	$52.3	-9.2%
Free-standing Inserts	$7.7	$7.6	1.3%
Neighborhood Targeted	($2.1)	($1.1)	-90.9%
International, Digital Media & Services	($2.4)	$0.1	* *
Total Segment Profit	$50.7	$58.9	-13.9%

**Not Meaningful

Conference Call Information

We will hold an investor call today to discuss our third-quarter 2013 results at 11 a.m. (EDT). The call-in number is 877-941-0844 (Conference ID: 4639008). The call will be simulcast on our website at www.valassis.com. This earnings release, webcast and a transcript of the conference call will be archived on our website under “Investors.”

*Non-GAAP Financial Measures

We define adjusted EBITDA as net earnings before interest expense, net, other non-cash expenses (income), net, income taxes, restructuring costs and other non-recurring charges, depreciation, amortization, and stock-based compensation expense. We define adjusted revenues as revenues adjusted to (i) a net basis, for client contracts to which we were a principal and recorded revenues on a gross basis in 2012 that, in 2013, transitioned to a fee-based media placement model and were recorded on a net basis, and (ii) exclude revenues related to discontinued businesses. We define adjusted net earnings and adjusted diluted EPS as net earnings and diluted EPS excluding the effect, net of tax, of restructuring costs, asset impairments and other non-recurring charges and the expiration of certain tax reserves. We define free cash flow as net earnings before depreciation, amortization and stock-based compensation expense, less capital expenditures. Adjusted EBITDA, adjusted revenues, adjusted net earnings, adjusted diluted EPS and free cash flow are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies. Accordingly, management believes that these non-GAAP measures may be useful in assessing our operating performance and our ability to meet our debt service requirements. In addition, these non-GAAP measures are used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as performance criteria for incentive compensation. Additionally, because of management’s focus on generating shareholder value, of which profitability is a primary driver, management believes these non-GAAP measures, as defined above, provide an important measure of our results of operations.

However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as alternatives to, operating income, cash flow, EPS or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;

•	although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	adjusted EBITDA and free cash flow do not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;

•	adjusted EBITDA, adjusted revenues, adjusted net earnings, adjusted diluted EPS and free cash flow do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;

•	free cash flow does not represent the residual cash flow available for discretionary expenditures because certain non-discretionary expenditures like mandatory debt service requirements are not deducted from the measure; and

•	other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as comparative measures correspondingly decreases.

Because of these limitations, adjusted EBITDA, adjusted revenues, adjusted net earnings, adjusted diluted EPS and free cash flow should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally. Further important information regarding reconciliations of these non-GAAP financial measures to their respective most comparable GAAP measures can be found below.

Reconciliation of Adjusted Net Earnings and Adjusted Diluted EPS to Net Earnings and Diluted EPS

($ in millions except for per share data)

	Three Months Ended Sept. 30,
	2013		2012
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
As reported	$27.7	$0.70	$36.7	$0.90
Exclude, net of tax:
Restructuring costs and other non-recurring charges	0.6	0.02	—	—
Tax benefit due to expiration of certain tax reserves	—	—	(5.0)	(0.12)

As adjusted	$28.3	$0.72	$31.7	$0.78

Reconciliation of Adjusted Revenues to Revenues

($ in millions)

	Three Months Ended Sept. 30,
	2013	2012
Revenues, as reported	$489.4	$523.8
Adjustment to a net basis of revenues previously contracted and recorded as principal on a gross basis in 2012	—	(51.5)
Adjustment for discontinued businesses	—	(2.9)

Adjusted Revenues	$489.4	$469.4

Reconciliation of Full-year 2013 Adjusted EBITDA Guidance to Full-year 2013 Net Earnings Guidance(1)

	Full-year 2013 Guidance ($ in millions)
	Low End	High End
Net Earnings	$109.2	$113.2
plus: Interest expense, net	29.4	29.4
Income taxes	67.0	68.0
Depreciation and amortization	46.9	46.9
Other non-cash expenses (income), net	(0.9)	(0.9)

EBITDA	$251.6	$256.6
plus: Stock-based compensation expense	16.0	16.0
Restructuring costs	2.4	2.4

Adjusted EBITDA	$270.0	$275.0

Reconciliation of Full-year 2013 Free Cash Flow to Full-year 2013 Net Earnings Guidance(1)

	Full-year 2013 Guidance ($ in millions)
	Low End	High End
Net Earnings	$109.2	$113.2
plus: Depreciation and amortization	46.9	46.9
Stock-based compensation expense	16.0	16.0
less: Capital expenditures	(20.0)	(20.0)

Free cash flow	$152.1	$156.1

(1)	Due to the forward-looking nature of adjusted EBITDA and free cash flow, information to reconcile adjusted EBITDA and free cash flow to cash flows from operating activities is not available without unreasonable effort. We believe that the information necessary to reconcile these measures is not reasonably estimable or predictable.

Reconciliation of Adjusted EBITDA to Net Earnings and Cash Flows from Operating Activities

($ in millions)

Unaudited

	Three Months Ended Sept. 30,
	2013	2012
Net Earnings - GAAP	$27.7	$36.7

plus: Income taxes	16.5	14.4
Interest expense, net	7.3	7.5
Depreciation and amortization	11.1	13.9
Other non-cash (income) expense, net	(1.2)	0.5

EBITDA	$61.4	$73.0

Restructuring costs and other non-recurring charges	1.0	—
Stock-based compensation expense	2.9	2.2

Adjusted EBITDA	$65.3	$75.2

Income taxes	(16.5)	(14.4)
Interest expense, net	(7.3)	(7.5)
Changes in operating assets and liabilities	(19.1)	(11.9)

Cash Flows from Operating Activities	$22.4	$41.4

About Valassis

Valassis (NYSE: VCI) is a leader in intelligent media delivery, providing over 15,000 advertisers proven and innovative media solutions to influence consumers wherever they plan, shop, buy and share. By integrating online and offline data combined with powerful insights, Valassis precisely targets its clients’ most valuable shoppers, offering unparalleled reach and scale. Valassis subsidiaries include Brand.net, a Valassis Digital Company, and NCH Marketing Services, Inc. RedPlum® is its consumer brand. Its signature Have You Seen Me?® program delivers hope to missing children and their families. For insights on intelligent media delivery, visit www.valassis.com and follow Valassis on Twitter at @ValassisVCI.

Cautionary Statements Regarding Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; possible consolidation in our client base, a significant decrease in the number of stores in our in-store retailer network or a shift in client preferences for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation and/or increased competition from new media formats including digital; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; governmental regulation or litigation affecting aspects of our business, including laws and regulations related to the internet, internet-related technologies and activities, privacy and data security; potential security measure breaches or attacks; clients experiencing financial difficulties, or otherwise being unable to meet their obligations as they become due, could affect our results of operations and financial condition; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; a reduction in, or discontinuance of, dividend payments or stock repurchases; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Mary Broaddus

Director, Investor Relations and Corporate Communications

734-591-7375

broaddusm@valassis.com

or

April Masters

Manager, Investor Relations

734-432-2778

mastersa@valassis.com

VALASSIS COMMUNICATIONS, INC.

Consolidated Balance Sheets

(dollars in thousands)

Unaudited

	Sept. 30, 2013	Dec. 31, 2012
Assets
Current assets:
Cash and cash equivalents	$74,985	$94,711
Accounts receivable, net	408,322	426,899
Inventories	36,705	43,253
Prepaid expenses and other	49,006	36,589

Total current assets	569,018	601,452
Property, plant and equipment, net	109,826	125,832
Goodwill	632,438	632,438
Other intangible assets, net	203,984	215,171
Other assets	13,436	14,142

Total assets	$1,528,702	$1,589,035

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion long-term debt	$33,750	$22,500
Accounts payable	264,144	281,320
Progress billings	38,084	39,595
Accrued expenses	96,342	107,467

Total current liabilities	432,320	450,882
Long-term debt	502,650	565,061
Deferred income taxes	57,968	57,258
Other non-current liabilities	38,002	42,271

Total liabilities	1,030,940	1,115,472
Stockholders’ equity:
Common stock	654	654
Additional paid-in capital	84,866	102,373
Retained earnings	1,169,075	1,128,540
Accumulated other comprehensive income	3,796	3,574
Treasury stock, at cost	(760,629)	(761,578)

Total stockholders’ equity	497,762	473,563

Total liabilities and stockholders’ equity	$1,528,702	$1,589,035

More tables to follow . . .

VALASSIS COMMUNICATIONS, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

Unaudited

	Three Months Ended Sept. 30,
			% Change
	2013	2012
Revenues	$489,383	$523,822	-6.6%

Costs and expenses:
Cost of sales	361,337	388,284	-6.9%
Selling, general and administrative	74,577	73,358	1.7%
Amortization expense	3,729	3,245	14.9%

Total costs and expenses	439,643	464,887	-5.4%

Operating income	49,740	58,935	-15.6%

Other expenses and income:
Interest expense	7,287	7,563	-3.6%
Interest income	(30)	(46)	-34.8%
Other (income) expense, net	(1,713)	249	-788.0%

Total other expenses, net	5,544	7,766	-28.6%

Earnings before income taxes	44,196	51,169	-13.6%
Income tax expense	16,483	14,429	14.2%

Net earnings	$27,713	$36,740	-24.6%

Net earnings per common share, diluted	$0.70	$0.90	-22.2%

Weighted average common shares, diluted	38,684	40,832	-5.3%

Supplementary Data
Amortization	3,729	3,245
Depreciation	7,363	10,680
Stock-based Compensation	2,906	2,220
Capital Expenditures	4,338	4,013

VALASSIS COMMUNICATIONS, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

Unaudited

	Nine Months Ended Sept. 30,
			% Change
	2013	2012
Revenues	$1,467,792	$1,582,645	-7.3%

Costs and expenses:
Cost of sales	1,086,648	1,180,905	-8.0%
Selling, general and administrative	228,632	234,498	-2.5%
Amortization expense	11,187	9,557	17.1%
Goodwill impairment	—	7,585	-100.0%

Total costs and expenses	1,326,467	1,432,545	-7.4%

Operating income	141,325	150,100	-5.8%

Other expenses and income:
Interest expense	22,464	21,372	5.1%
Interest income	(138)	(174)	-20.7%
Other income, net	(2,636)	(525)	402.1%

Total other expenses, net	19,690	20,673	-4.8%

Earnings before income taxes	121,635	129,427	-6.0%
Income tax expense	45,467	44,559	2.0%

Net earnings	$76,168	$84,868	-10.3%

Net earnings per common share, diluted	$1.91	$2.00	-4.5%

Weighted average common shares, diluted	39,147	42,532	-8.0%

Supplementary Data
Amortization	11,187	9,557
Depreciation	24,610	33,465
Stock-based Compensation	9,401	7,021
Capital Expenditures	14,746	15,783

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